Independent Auditors' Report


The Board of Directors
The China Fund, Inc.
and
the Securities and Exchange Commission:

We have examined management's assertion about The China Fund, Inc.'s (the "Company's") compliance with the requirements of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of October 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1999 and for the period from May 31, 1999 (the date of our last examination) through October 31, 1999, with respect to securities of the Company:

?	Counted and inspected all securities located in the vault of The
HongKong Shanghai Bank Corporation Limited (subcustodian for
State Street Bank and Trust Company) in Shanghai;

?	Confirmed all securities held by State Street Bank & Trust
Company (the "Custodian") through its sub-custodian HongKong
Shanghai Bank Corporation in book entry form by Shanghai
Securities Central Clearing and Registration Corporation and the
Shenzhen Securities Central Clearing Co., Ltd.;

?	Inspection of documentation of other securities held in
safekeeping by the custodian and subcustodian but not included above and examination of selected security position reconciliations;

?	Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

?	Reconciled all such securities to the books and records of the
Company and the Custodian; and

?	Tests of selected security transactions since the date of our last report.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified requirements.

In our opinion, management's assertion that the Company was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 and for the period from May 31, 1999 through October 31, 1999 is fairly stated in all material respects.

This report is intended solely for the information and use of management of The China Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


Boston, Massachusetts
November 17, 1999